Exhibit 10.4

[KINGSBRIDGE CAPITAL LIMITED LETTERHEAD]

March 15, 2005

American Technology Corporation
13114 Evening Creek Drive South
San Diego, California 92128

Ladies and Gentlemen:

Reference is made to that certain Common Stock Purchase Agreement, dated as of December 14, 2004 (the “Agreement”), by and between Kingsbridge Capital Limited (the “Investor”) and American Technology Corporation (the “Issuer”). Capitalized terms used but otherwise undefined herein shall have the meanings given to such terms under the Agreement.

As a clarification of the understanding between the parties under the Agreement, but in no way as an amendment thereof, the Investor and the Issuer acknowledge as follows:

                1.             The parties understand the parenthetical in clause (ii) of Section 5.06 of the Agreement, and the last sentence of such section, to mean that during a Draw Down Pricing Period, the Investor is permitted to sell, in advance of the applicable Settlement Date, those Shares for which the Draw Down Discount Price has been determined, and determined to be above the Threshold Price. Upon Settlement of any Shares so sold, the Investor will deliver or cause to be delivered such Shares in settlement of the position created by such permitted sales in accordance with the terms of the Investor’s agreements with its resale brokers. Except as set forth above, the restrictions set forth in the first sentence of Section 5.06 are applicable without qualification.

                                For example, assume a Draw Down Notice is given for $1,500,000, with a Threshold Price of $9.00, calling for a Draw Down Pricing Period beginning on April 4, 2005. The Draw Down Discount Price for the first Trading Day of the Draw Down Pricing Period (April 4, 2005) will be determined following the close of trading on that day. Assume that the Draw Down Discount Price is determined to be $10.00 for the first Trading Day. The Investor will be obligated to purchase 10,000 Shares for such Trading Day, which purchase will be settled at the next Settlement Date. The Investor will be permitted to sell such 10,000 Shares immediately following the determination of such Draw Down Discount Price. At such point in time, the Investor will not be permitted to engage in any prohibited hedging transaction identified in the first sentence of Section 5.06, except for the sale of those 10,000 Shares. The Investor will however be able to sell the Shares to be purchased based on the Draw Down Discount Price for the next Trading Day (April 5, 2005) at any time immediately following determination of the Draw Down Discount Price for such date; and the same shall apply to the Shares to be purchased on each subsequent Trading Day during the Draw Down Pricing Period. If the Investor elects to engage in these permitted sales, then upon the Settlement Date for the Shares that are so sold, the Investor will settle its positions with respect to the Shares so sold in accordance with the terms of the Investor’s agreements with its resale brokers.

                2.             Pursuant to Section 7.09 of the Agreement, any Blackout Shares issued to and then owned or deemed beneficially owned by the Investor shall be taken into account for the purpose of calculating the 9.9% limitation on the Investor’s ownership of the Issuer’s Common Stock.

                Please acknowledge you agreement with the foregoing by countersigning this letter where indicated below.

Very truly yours,

KINGSBRIDGE CAPITAL LIMITED

By:	/s/ Adam Gurney
Name: Adam Gurney
Title: Director		Acknowledged and agreed,

AMERICAN TECHNOLOGY CORPORATION

		By:	/s/ Michael A. Russell
Name: Michael A. Russell
Title: CFO